UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2005

RITA Medical Systems, Inc.
(Exact name of registrant as specified in its charter)

000-30959
(Commission File Number)

Delaware	94-3199149
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

967 N. Shoreline Blvd.
Mountain View, CA 94043
(Address of principal executive offices, with zip code)

(650) 314-3400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On January 6, 2005, Horizon Medical Products, Inc., a Georgia corporation (“Horizon”) and a wholly owned subsidiary of RITA Medical Systems, Inc. (the “Company”) entered into a Consent and Wavier Agreement (the “Agreement”) with ComVest Venture Partners, L.P., a Delaware limited partnership (“ComVest”), and Medtronic, Inc., a Minnesota corporation (“Medtronic”). Horizon, ComVest and Medtronic are parties to that certain Note Purchase Agreement by and among Horizon, ComVest, and certain other parties, including Medtronic, dated as of March 1, 2002 and as amended June 10, 2002, July 29, 2002, October 21, 2003 and May 12, 2004 (collectively, the “Note Purchase Agreement”).

Pursuant to the Agreement, ComVest and Medtronic, representing the holders of a majority of the principal amount of notes issued by Horizon pursuant to the Note Purchase Agreement (the “Notes”), among other things, agreed to waive each of ComVest’s and Medtronic’s right under the Note Purchase Agreement to receive a pro rata portion of the principal amount of the Notes held by ComVest and Medtronic upon the payment of any portion of the Notes by Horizon.

In addition, pursuant to the Agreement, ComVest and Medtronic, representing the holders of a majority of the principal amount of notes issued by Horizon pursuant to the Note Purchase Agreement, consented to the pre-payment by Horizon of the principal amount of the Notes not held by ComVest or Medtronic, and any and all accrued interest thereon, on or before February 20, 2005.

The description of the terms and conditions of the Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement attached hereto as Exhibit 10.80 and incorporated herein by reference.

Item 8.01. Other Events.

On January 7, 2005, the Company announced that Horizon had entered into an agreement permitting it to prepay $6,500,998 of debt coming due in July 2005 (together with any and all accrued interest thereon), on or before February 20, 2005. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITA MEDICAL SYSTEMS, INC.

Date: January 7, 2005	By: /s/ Donald Stewart
Donald Stewart
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.80	Consent and Waiver Agreement dated as of January 6, 2005, by and among Horizon Medical Products, Inc., ComVest Venture Partners, L.P., and Medtronic, Inc.

99.1	Press release of RITA Medical Systems, Inc. dated January 7, 2005.